Cancellation Agreement

Party A: Shaanxi Shuta Wood Products Co., Ltd

Party B: Xi’an Hanxin Science & Technology Co., Ltd

WHEREAS, this agreement, with respect to the cancellation of the land transfer agreement, is made between the two parties and based on joint negotiation:

I. Because of the demand of the floating funds turnover for purchase of raw materials, Party B proposes to cancel the land transfer agreement signed with Part A;
II. Party A agrees to cancel the land transfer agreement signed with Part B based on friendly principles;
III. Party A shall return the deposit of 10,000,000 RMB to Party B within one month after this agreement is signed, and the procedures of the transfer should be stopped;
IV. This agreement will be in two copies and each one will be kept by Party A and Party B separately;
V. This agreement will be valid after the signatures and seals by the legal representatives or authorized representatives of the two parties.

Party A	Party B
Shaanxi Shuta Wood Products Co., Ltd	Xi’an Hanxin Science & Technology Co., Ltd

Representative	Representative
Yong Chen	Pengcheng Chen
/s/ Yong Chen	/s/ Pengcheng Chen

Date: August 19, 2008	Date: August 19, 2008